Exhibit 99.1
Date:   December 2, 2005

FOR IMMEDIATE RELEASE	ATTN: Business News
Intermountain Community Bancorp Announces Stock Offering
Sandpoint, Idaho—(BUSINESS WIRE)—Curt Hecker, President and Chief Executive Officer of Intermountain Community Bancorp (OTCBB – IMCB.OB), today announced that the company had successfully completed the offering of $10 million of its common stock at a per share purchase price of $17.00. The offering was over-subscribed and, as a result, the company exercised its over-allotment option to accept an additional $2 million in subscriptions. The offering was made to the company’s existing shareholders and to the public, with a priority to its current shareholders/customers.
A registration statement relating to these securities was filed with the Securities and Exchange Commission and declared effective on November 1, 2005.
“I am very pleased we achieved our primary offering objectives of over-subscribing the offering, over-subscribing the $2MM over-allotment and selling over two thirds of our offering to existing shareholders and customers of Intermountain Community Bancorp,” Hecker said. “We raised the capital needed by hosting investor presentations in every community we serve. Further, we saved ourselves and our shareholders over $800k in cost by self-marketing the offering versus using a traditional investment bank while expanding our customer/shareholder base significantly. Our focus now is directed at improving the value of our clients’ financial solutions. Supporting our communities, and them supporting us, demonstrates once again why we are ’Exactly Like No Other Bank!”
Intermountain is headquartered in Sandpoint, Idaho, and had total assets of approximately $730.8 million as of September 30, 2005. Its banking subsidiary, Panhandle State Bank, offers financial services through offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls and Rathdrum in northern Idaho. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa and Caldwell, in Spokane Valley, Washington and in Ontario, Oregon. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
For more information on this press release or Intermountain Community Bancorp, please contact either of the individuals listed below or visit our website at www.intermountainbank.com. Bulletin Board ticker symbol IMCB.OB.
This news release contains forward-looking statements. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks including, but not limited to, the company’s failure to generate increased earning assets, limit credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, control operating expenses and retain key personnel. Actual results may differ materially.

Contacts:
Curt Hecker President & Chief Executive Officer Intermountain Community Bancorp Panhandle State Bank 208-265-3300 curth@panhandlebank.com	Doug Wright Executive Vice President Chief Financial Officer Intermountain Community Bancorp Panhandle State Bank 208-665-3976 dougw@panhandlebank.com